Exhibit 8.1

Tel  +1.713.758.2222  Fax  +1.713.758.2346

September 13, 2017

Golar LNG Partners LP

2nd Floor

S.E. Pearman Building

9 Par-la-Ville Road

Hamilton HM11, Bermuda

Re:          Golar LNG Partners LP Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as U.S. counsel for Golar LNG Partners LP (the “Partnership”), a Marshall Islands limited partnership, with respect to certain legal matters in connection with the offer and sale of common units representing limited partner interests in the Partnership for an aggregate offering price of up to $150,000,000.  We have also participated in the preparation of a Prospectus Supplement dated September 13, 2017 (the “Prospectus Supplement”) to the base Prospectus dated July 28, 2017 (together the “Prospectus”) forming part of the Registration Statement on Form F-3, No. 333-219065 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Officer’s Certificate”).  In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement and the Prospectus.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.  For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2300
Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York	Houston, TX 77002
Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.  We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Taxation of the Partnership” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the date hereof, subject to the assumptions, qualifications, and limitations set forth therein.  No opinion is expressed as to any matter not discussed in the Registration Statement.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement and the Prospectus.  This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.  However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations,” “Taxation of the Partnership” and “Legal Matters” in the Prospectus.  We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the common units.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.